UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 15, 2009
LNB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-13203	34-1406303

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

457 Broadway, Lorain, Ohio	44052-1769

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 244-6000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective July 20, 2009, Sharon L. Churchill resigned as Director of Financial Services and Chief Accounting Officer of LNB Bancorp, Inc. (the “Company”). Ms. Churchill’s resignation was not the result of any disagreement with the Company known to any executive officer of the Company on any matters of accounting principles or practices, or financial statement disclosure. Gary J. Elek, the Company’s Chief Financial Officer, will serve as the Company’s principal accounting officer, effective as of July 20, 2009. Certain biographical and other information regarding Mr. Elek is included in Item 5.02 of the Current Report on Form 8-K filed by the Company on April 28, 2009.
     The Company entered into a Settlement Agreement and Release, dated as of July 15, 2009, with Ms. Churchill (the “Agreement”). Under the terms of the Agreement, Ms. Churchill agreed, among other things, to release and discharge the Company from all claims asserted by Ms. Churchill with respect to alleged damages incurred by her in the course of her employment with the Company and any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, punitive damages, costs, losses of services, expenses and compensation of any nature. In consideration of such release and discharge, the Company paid to Ms. Churchill and her counsel the sum of $100,000.
     The foregoing summary of the terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement and Release, dated July 15, 2009, between LNB Bancorp, Inc. and Sharon L. Churchill.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LNB BANCORP, INC. (Registrant)
Date: July 20, 2009	By:	/s/ Gary J. Elek
Gary J. Elek
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Settlement Agreement and Release, dated July 15, 2009, between LNB Bancorp, Inc. and Sharon L. Churchill.